Exhibit 10.1

MODIFICATION AGREEMENT

THIS MODIFICATION AGREEMENT (the “Modification Agreement”) is entered into this 11th day of July 2014, by and between BAXANO SURGICAL, INC., a Delaware corporation (the “Company”) and LINCOLN PARK CAPITAL FUND, LLC, an Illinois limited liability company (“LPC”). Capitalized terms used herein that are not defined shall have the meaning ascribed to them in that certain Purchase Agreement by and between the Company and LPC and dated as of December 3, 2013 (the “Purchase Agreement”).

WHEREAS, the Company and LPC desire to clarify and amend certain provisions of the Purchase Agreement.

NOW THEREFORE, in consideration of the promises set forth herein and for other good and valuable consideration the receipt and sufficiency of which are acknowledged by the parties, the parties hereby agree as follows:

1. The term “Available Amount” as defined in Section 1(g) of the Purchase Agreement is hereby amended and restated as follows: “Available Amount” means Eight Million Two Hundred Thousand Dollars ($8,200,000) in the aggregate which amount shall be reduced by the Purchase Amount each time the Investor purchases shares of Common Stock pursuant to Section 2 hereof.”

2. The term “Floor Price” as defined in Section 2(d) of the Purchase Agreement is hereby amended and restated as follows: “Floor Price” means fifty cents ($.50) which shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction and, effective upon the consummation of any such reorganization, recapitalization, non-cash dividend, stock split or other similar transaction, the Floor Price shall mean the lower of (i) the adjusted price and (ii) $.50.”

3. The reference to “One Hundred Thousand (100,000) Purchase shares” appearing in the first sentence of Section 2(a) of the Purchase Agreement is hereby amended and restated to read: “One Hundred Twenty-Five Thousand (125,000) Purchase Shares;” the reference to “One Hundred Twenty-Five Thousand (125,000) Purchase Shares” appearing in the first sentence of Section 2(a) of the Purchase Agreement is hereby amended and restated to read: “One Hundred Forty Thousand (140,000) Purchase Shares;” and the last sentence of Section 2(a) of the Purchase Agreement is hereby amended and restated as follows: “The Company may deliver multiple Regular Purchase Notices to the Investor every Business Day so long as the most recent Regular Purchase was completed.”

4. The 3rd and 4th sentences of Section 5(e) of the Purchase Agreement are hereby amended and restated as follows: ”In connection with each Regular Purchase and each Accelerated Purchase of Purchase Shares hereunder, the Company shall issue to the Investor a number of shares of Common Stock (the “Additional Commitment Shares” and, collectively with the Initial Commitment Shares, the “Commitment Shares”) equal to the product of (x) 657,895 and (y) the Purchase Amount Fraction. The “Purchase Amount Fraction” shall mean a fraction, the numerator of which is the Purchase Amount purchased by the Investor with respect to such Regular Purchase and Accelerated Purchase (as applicable) of Purchase Shares and the denominator of which is Five Million Dollars ($5,000,000).”

5. Except as expressly set forth in this Modification Agreement, all other provisions of the Purchase Agreement shall remain in full force and effect.

6. The terms of Section 12 of the Purchase Agreement are incorporated by reference herein.

IN WITNESS WHEREOF, the Investor and the Company have caused this Modification Agreement to be duly executed as of the date first written above.

THE COMPANY:

BAXANO SURGICAL, INC.

By: /s/ Ken Reali

Name: Ken Reali

Title: Chief Executive Officer

INVESTOR:

LINCOLN PARK CAPITAL FUND, LLC.

BY: LINCOLN PARK CAPITAL, LLC.

BY: ALEX NOAH INVESTORS, INC.

By: /s/Jonathan Cole

Name: Jonathan Cole

Title: President